Exhibit 14

ALLIED ESPORTS ENTERTAINMENT, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted September 20, 2019*

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors (“Board”) of Allied Esports Entertainment, Inc. Allied Esports Entertainment, Inc. and its controlled subsidiaries are collectively referred to in this Code as the “Corporation,” “we,” “our” or “us.”

1. Overview. This Code sets forth the guiding principles by which we conduct our daily business with our shareholders, customers, vendors and with each other. This Code applies to all of our officers, directors and employees, including our chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, corporate controller, and all other senior financial officers. Further, the Corporation’s CEO and its senior financial officers are also subject to the Code of Ethics for CEO and Senior Financial Officers, which is attached as Appendix A. While this Code does not cover every issue that may arise, you are always expected to use good judgment and to act in accordance with the standards of conduct set forth in this Code. All of our officers, directors and employees are expected to be familiar with the Code and must conduct themselves in compliance with this Code, which has been adopted to encourage:

●	Honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;
●	Full, fair, accurate, timely and understandable disclosures;
●	Compliance with applicable governmental laws, rules and regulations;
●	Prompt internal reporting of any violations of law or the Code;
●	Accountability for adherence to the Code, including fair process by which to determine violations;
●	Consistent enforcement of the Code, including clear and objective standards for compliance; and
●	Protection for persons reporting any such questionable behavior.

If any law, rule or regulation conflicts with this Code, you should comply with such law, rule or regulation. If you have any questions about these conflicts, you should ask your supervisor, manager or the Corporation’s general counsel. Anyone who violates this Code will be subject to disciplinary action, up to and including termination of employment, that will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code.

2. Compliance with Laws, Rules and Regulations. The Corporation is obligated to comply with all applicable laws, rules and regulations of the cities, states and countries in which we operate. It is the personal responsibility of each of our officers, directors and employees to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of his or her duties for the Corporation. Although not all of our officers, directors and employees are expected to know the details of all of these laws, rules and regulations, when in doubt it is important to seek advice from supervisors, managers or the Corporation’s general counsel regarding such compliance. Our officers and directors are also required to promote compliance by all employees with the Code and to adhere to the principles and procedures set forth in the Code.

3. Conflicts of Interest. All of our officers, directors and employees should avoid any action or interest that may conflict with the Corporation’s interest. A “conflict of interest” exists when a person’s private interests interfere in any way (or appear to interfere) with the interests of the Corporation. A conflict of interest can arise when an officer, director or employee takes actions or has personal interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position at the Corporation.

Each officer, director or employee has an obligation to conduct the Corporation’s business in an honest and ethical manner, including the ethical handing of actual or apparent conflicts of interest between personal and professional relationships. In the event that any action or interest of an officer, director or employee (or any of their family members) may conflict with the Corporation’s interests, such officer, director or employee must report such action or interest to the general counsel of the Corporation if such officer, director or employee (or any of their family members) wishes to pursue such action or interest. The general counsel shall determine if such action or interest represents a conflict of interest, and if so, shall present such action or interest to the Board and its Nominating and Corporate Governance Committee for its consideration as to whether to grant a waiver for such officer, director or employee or family member to pursue said action or interest.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when an officer, director or employee is also an executive officer, a major shareholder or has a material interest in a company or organization doing business with the Corporation. It is frequently a conflict of interest for an officer, director or employee of the Corporation to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as an employee, consultant or director without the consent of the Corporation’s Audit Committee or the Board. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

4. Corporate Opportunities. Our officers, directors and employees owe a duty to us to advance our legitimate interests when the opportunity to do so arises. Our officers, directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Corporation’s Audit Committee or the Board. No officer, director or employee of the Corporation may use corporate property, information or position for improper personal gain.

5. Confidentiality. In carrying out the Corporation’s business, our officers, directors and employees may learn confidential or proprietary information about the Corporation, its customers, distributors, suppliers or joint venture partners. Confidential information includes all non-public information that might be of use to our competitors, or harmful to us or our customers or suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to us. All of this information is confidential regardless of its form (oral, written, electronic or other) and regardless of whether or not it is labeled as “confidential.” Our officers, directors and employees must maintain the confidentiality of confidential information entrusted to them by us or our customers or suppliers, except when disclosure is required by laws, rules or regulations. This obligation to preserve confidential information continues even after employment with the Corporation ends.

6. Competition and Fair Dealing. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present officers, directors or employees of other companies is prohibited. No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

7. Protection and Proper Use of Corporation Assets. All of our officers, directors and employees should protect the Corporation’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Any suspected incident of fraud or theft should be immediately reported to the Corporation’s general counsel for investigation. Corporation equipment should only be used for legitimate business purposes, although reasonable incidental personal use is generally permitted.

Your obligation to protect our assets includes protection of our proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Corporation policy.

8. Discrimination and Harassment. We are committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

9. Health and Safety. We strive to provide each of our officers and employees with a safe and healthy work environment. Violence and threatening behavior are not permitted. Officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10. Record-Keeping. We require honest and accurate recording and reporting of information in order to make responsible business decisions. All of our financial books, records and accounts must appropriately reflect our transactions and events and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should be retained or destroyed according to the Corporation’s record retention policies.

11. SEC and Other Public Disclosures. As a public company, the information in our filings with and submissions to the SEC and other public communications must be full, fair, accurate, timely and understandable. To ensure the Corporation meets this standard, our chief executive officer, chief financial officer, chief accounting officer, corporate controller, and all other senior financial officers (collectively, “Senior Financial Officers”) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Corporation commensurate with their duties. Our officers, directors and employees are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Corporation to others, including the Corporation’s independent auditors, governmental regulators and self-regulatory organizations. Depending on your position with the Corporation, you may be required to provide information for our filings with and submissions to the SEC and other public communications. We expect that our officers, directors and employees take this responsibility seriously and provide prompt and accurate answers to inquiries relating to our filings with and submissions to the SEC and other public communications.

12. Accounting Complaints. It is our policy to comply with all applicable financial reporting and accounting regulations. If any officer, director or employee has concerns or complaints regarding questionable accounting or auditing matters, then he or she is encouraged to submit those concerns or complaints directly to our general counsel, or to any member of the Audit Committee, or anonymously in accordance with the procedures set forth in Section 13 below. Such persons will strive to maintain the confidentiality of any such submissions to the maximum extent consistent with fair and rigorous review of the submission, subject to applicable laws, regulations and legal proceedings. Retaliation against anyone who makes any such submission is strictly prohibited. You will not suffer any penalty for making a submission in good faith.

13. Reporting Violations. Accountability and Enforcement. The Corporation promotes ethical behavior at all times, and our officers, directors and employees are encouraged to talk to supervisors, managers, the Corporation’s chief financial officer, a member of the Corporation’s Audit Committee, the Corporation’s general counsel or other appropriate personnel when in doubt about the best course of action in a particular situation. A current list of Audit Committee Members may be found on the Corporation’s website at https://ir.alliedesportsent.com/corporate-governance/board-committees.

Our officers, directors and employees should promptly report to the Corporation’s chief financial officer, general counsel, or in his or her absence to a member of the Corporation’s Audit Committee, on a confidential basis, suspected or known violations of laws, rules or regulations or the Code. There are 4 ways to make a report:

1)	Via website: www.lighthouse-services.com/alliedesports

2)	Via toll-free telephone number:
○	English speaking USA and Canada: 855-650-0005
○	Spanish speaking USA and Canada: 800-216-1288
○	Spanish speaking Mexico: 01-800-681-5340
○	French speaking Canada: 855-725-0002

3)	Via e-mail: reports@lighthouse-services.com (must include company name with report)

4)	Via fax: (215) 689-3885 (must include company name with report)

Reports may be made anonymously. Such persons will strive to maintain the confidentiality of any report to the maximum extent consistent with fair and rigorous review of the violation, subject to applicable laws, regulations and legal proceedings. Retaliation against anyone who reports suspected or known violations is strictly prohibited. You will not suffer any penalty for reporting in good faith any violation.

The Corporation’s Audit Committee or the Corporation’s chief financial officer, general counsel or other such officer shall investigate and determine, or shall designate appropriate persons to investigate and determine, the legitimacy of such reports. The Corporation’s Audit Committee or the Corporation’s chief financial officer, general counsel or other such officer will then determine the appropriate disciplinary action. Such disciplinary action includes, but is not limited to, reprimand, termination of employment, and possible civil and criminal action.

14. Waivers of the Code of Business Conduct and Ethics. This Code may only be amended or modified by the Board. Any waiver of this Code may only be made by the Board. Amendments, modifications and waivers of this Code will be promptly disclosed by the Corporation to the extent required under the Securities Exchange Act of 1934, as amended, and the NASDAQ Listing Requirements.

15. No Rights Created. This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation’s officers, directors and employees in the conduct of the Corporation’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity.

16. Conflicts with Other Policies. If the terms of this Code conflict with any obligations set forth in any codes, handbooks or policies of the Corporation (including its controlled subsidiaries), the terms of this Code shall control.

*Updated February 28, 2020

Appendix A

CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

The Corporation has a Code of Business Conduct and Ethics applicable to all directors and employees of the Corporation. Our CEO, president, chief financial officer, chief accounting officer, corporate controller, and all other senior financial officers (collectively, “Senior Financial Officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, our CEO and Senior Financial Officers are subject to the following additional specific policies:

1. The CEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the SEC. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of any member of the Corporation’s Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Corporation in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities to make full and accurate disclosure of all material matters in the Corporation’s public filings. The Disclosure Committee shall consist of the CFO, the principal accounting officer (if different from the CFO), and the chair of the Audit Committee.

2. The CEO and each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

3. The CEO and each Senior Financial Officer shall promptly bring to the attention of the CEO or the Audit Committee any information he or she may have concerning any violation of the Corporation’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

4. The CEO and each Senior Financial Officer shall promptly bring to the attention of the CEO or the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation and the operation of its business, by the Corporation or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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